Exhibit 10.5

KEY MANAGEMENT SEVERANCE AGREEMENT

    This Key Management Severance Agreement (the “Agreement”) is made as of <<Date>> by and between OWENS CORNING, a Delaware corporation and its subsidiaries (the “Company”), and «FirstName» «MI» «LastName», an officer of the Company (“Executive”).
    WHEREAS, the Company desires to provide Executive with certain severance pay and benefits, and to expose Executive to confidential Company information, each in exchange for Executive’s commitment to keep such information confidential and to not engage in competitive activities with the Company for the duration of Executive’s employment and for one year thereafter; and
WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has approved this Agreement to provide Executive with certain severance pay and benefits on the termination of Executive’s employment as described below.
    NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:
1. Company Initiated Termination For Reasons Other than Unsatisfactory Performance or Cause.
Subject to paragraph 4, if the Company terminates Executive’s employment for any reason other than Unsatisfactory Performance or Cause (as defined in subparagraphs 10(i) and 10(c), respectively), or Executive voluntarily terminates Executive’s employment under circumstances involving a Constructive Termination, as defined in subparagraph 10(e), Executive will be entitled to receive the following compensation, provided that Executive executes a release agreement in a form satisfactory to the Company (the “Release Agreement”):
a)Severance payment in an amount equal to 200% of Base Pay, as defined in subparagraph 10(a); and
b)Severance payment in an amount equal to 200% of the Incentive Plan Target, as defined in subparagraph 10(f).
2. Company Initiated Termination For Unsatisfactory Performance. If the Company terminates Executive’s employment for Unsatisfactory Performance, as defined in subparagraph 10(i), Executive will be entitled to receive only the following compensation, provided that Executive executes a Release Agreement satisfactory to the Company:
a)Severance payment equal to 100% of Base Pay, as defined in subparagraph 10(a); and
b)Severance payment equal to 100% of the Incentive Plan Target, as defined in subparagraph 10(f).
3. Company Initiated Termination For Cause. If the Company terminates Executive’s employment for Cause, as defined in subparagraph 10(c), Executive will be entitled only to Base Pay earned and as yet unpaid through the effective date of termination.

4. Sale of Business.
a)If Executive’s employment ends under circumstances described in paragraph 1 above in connection with the sale by the Company of a subsidiary, business unit, division or facility (a “Business Unit Sale”), payments will be made under this Agreement only if Executive is not offered a position with materially equivalent base salary with the Company or with the new owner of such subsidiary, business unit, division or facility (without regard to whether Executive accepts such a position).
b)If Executive receives and accepts a suitable offer from the new owner (the “Successor Employer”) of such subsidiary, business unit, division or facility in connection with a Business Unit Sale and is subsequently terminated within one year of the closing date of the sale under circumstances that would have otherwise resulted in payment of benefits under this Agreement, Executive will be treated as though Executive had been terminated by the Company and receive the payments provided for in this Agreement, less any amounts or benefits provided by the Successor Employer in connection with Executive’s termination.
5.Timing of Payments. Except as otherwise delayed pursuant to this paragraph 5 and subject to paragraph 21, compensation payable under paragraph 1 or 2 above as a result of a termination that occurs on or within two years after a Change in Control and compensation payable under paragraph 4 above on or within one year after a Business Unit Sale that constitutes a Change in Control shall be paid in a lump sum in cash within 74 days following the termination, and compensation payable under paragraph 1, 2 or 4 above absent a Change in Control will be paid in substantially equal installments in accordance with the Company’s normal payroll practices in effect from time to time over a period of 24 months following Executive’s termination of employment. All payments will be made minus applicable withholdings. To the extent that Executive is a “specified employee” (as determined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) and any payment hereunder would be deferred compensation under Section 409A , such payment(s) shall be delayed until six months after Executive's separation from service (“Delayed Payments”). Executive shall receive a lump sum equivalent to the Delayed Payments on the six-month anniversary of Executive’s separation from service, with any remaining compensation due under this Agreement being paid through the normal payroll cycle over the following 18 months.
6.Termination For Other Reasons. If Executive voluntarily terminates employment including by reason of retirement (other than as provided in paragraph 1 above with regard to Constructive Termination), or if Executive’s employment terminates due to death or disability, Executive shall not be entitled to any benefits under this Agreement.
7.Continuation of Insurance Benefits. In the event Executive’s employment terminates under the circumstances described in paragraph 1 or 2 of this Agreement, the Company will continue Executive’s participation and coverage for a period of one year or six months, respectively (the “Severance Period”) from Executive’s last day of employment with the Company under the Company’s medical and dental plans, in which Executive is participating immediately prior to such employment termination, subject to the Company’s right to modify the terms of the plans or arrangements providing these benefits. If Executive is employed by another entity during the Severance Period, the Company will immediately become a secondary obligor.
8.Non-Duplication of Benefits. Any compensation or benefits payable under the terms of this Agreement will be offset and not augmented by other compensation or benefits of the same or similar type payable under local laws of Executive’s country, any existing plan or agreement of the Company or any other arrangement between Executive and the Company covering Executive (including, but not limited to, any Company severance policy and the Company’s applicable annual incentive plan). It is intended that this

Agreement not duplicate benefits Executive is entitled to under country “redundancy” laws, the Company’s regular severance policy, any related policies, or any other contracts, agreements or arrangements between Executive and the Company.
9.Term. This Agreement shall be effective from the effective date hereof throughout Executive’s term of employment with the Company or a Successor Employer, but shall expire and be of no effect immediately after the second anniversary of the first to occur of the following: (a) a Change in Control or (b) written notice of intent to terminate this Agreement by the Company’s Chief Executive Officer. Notwithstanding the foregoing, Executive’s obligations set forth in paragraphs 13 through 19 and 21 through 22 of this Agreement shall survive the termination or expiration of this Agreement.
10.Certain Defined Terms. As used herein, the following terms shall have the following meanings:
a)“Base Pay” shall mean the greater of Executive’s annual salary rate as of the date of termination of Executive’s employment or the date of a Change in Control, as applicable, notwithstanding any pay reduction that may be related to a Constructive Termination.
b)“Business” shall mean (i) the business of researching, developing, manufacturing, and selling roofing, insulation, nonwovens, composite lumber decking, and doors and (ii) all other business engaged in by the Company, as evidenced by the books and records of the Company, in the two years prior to Executive’s termination of employment.
c)“Cause” shall mean:
1)Executive’s conviction of any felony or failure to contest prosecution of a felony; or
2)Executive’s willful misconduct or dishonesty that is harmful to the Company’s business or reputation; or
3)Executive’s serious violation of the Company’s Business Code of Conduct.
d)“Change in Control” shall have the meaning set forth in Appendix A attached hereto. To the extent any amount payable under this Agreement constitutes nonqualified deferred compensation, within the meaning of Section 409A, and the time of payment under this Agreement would otherwise result in additional taxes or penalties (“409A Penalties”) to Executive under that section because the Change in Control does not constitute a “change in control event” within the meaning of Section 409A, then the timing of payments will be made as if there were no Change in Control (i.e., in installments). For purposes of clarity, a Change in Control shall include a Business Unit Sale that qualifies as a permissible payment event under Treasury Reg. § 1.409A-3(a)(5).
e)“Constructive Termination” shall be deemed to have occurred only if:
1)Prior to a Change in Control: Executive’s Base Pay is materially reduced without Executive’s written consent; or
2)On or within a two-year period after a Change in Control: (A) Executive’s Base Pay or annual incentive pay opportunity is materially reduced without Executive’s written consent; (B) Executive is required by the Company to relocate to a new place of business that is more than fifty miles from Executive’s place of business prior to the Change in Control (or the Company mandates a substantial increase in the amount of required business travel); or (C) there is a material adverse change in Executive’s duties or responsibilities in comparison to the duties or responsibilities which Executive had prior to the Change in Control; and

3)The amount, time and form of any payment on account of the Constructive Termination must be substantially identical to that which would be paid due to an actual involuntary termination, to the extent such a right exists; and
4)Executive notifies the Company that one of the Constructive Termination triggers described above exists within a period not to exceed 90 days after Executive becomes aware the trigger first existed, the Company fails to cure the Constructive Termination trigger within 30 days from such notice, and Executive terminates Executive’s employment within five days after the end of such cure period.
f)“Incentive Plan Target” shall be an amount equal to Executive’s Target Incentive Level in the Company’s annual Corporate Incentive Plan (such plan, or its applicable successor, the “CIP”) immediately prior to the termination of Executive’s employment.
g)“Restricted Territory” shall mean (i) North America (ii) the geographic area(s) within a fifty mile radius of any and all locations of the Company in, to or for which Executive worked, to which Executive was assigned or had any responsibility (either direct or supervisory) immediately prior to the termination of Executive’s employment or at any time during the two-year period prior to the termination of Executive’s employment; and (iii) all of the specific customer accounts of the Company, with which Executive had direct or indirect contact or with respect to which Executive had access to confidential information.
h)“Target Incentive Level” shall be the greater of: (i) Executive’s target annual incentive award opportunity under the Company’s CIP for the year of termination, and (ii) the payment Executive would have received under such award for the year of termination based on projected corporate performance for such year as determined by the Committee in its sole discretion.
i)“Unsatisfactory Performance” shall exist if, prior to a Change in Control, Executive continuously fails to substantially satisfy performance expectations as an Executive of the Company, unless within three months after notice has been provided to Executive by the Company, Executive cures such continued failure to perform.
11.Unpaid Compensation. Regardless of the reason for Executive's termination of employment, in addition to any benefits that may be payable to Executive hereunder, Executive will be entitled to: (a) base salary earned but unpaid through Executive’s last date of employment (paid within thirty days of Executive’s termination of employment); (b) benefits to which Executive is independently entitled under the terms of the Company’s salaried employee benefit plans; and (c) vesting of outstanding equity grants (if any) consistent with the applicable stock plan and any grant agreements executed by Executive. In addition, in the event Executive’s employment terminates for any reason other than due to a termination by the Company for Cause, Executive will be entitled to incentive pay as yet unpaid from the prior years and the year of termination, prorated for the period of Executive’s actual employment prior to termination, consistent with applicable plan documents and paid within thirty days of Executive’s termination of employment.
12.Outplacement Assistance. The Company will arrange outplacement assistance for Executive in cases of terminations described in paragraphs 1 or 2 of this Agreement. Such assistance shall continue for up to one year following Executive’s termination or until such time as suitable employment is attained, whichever is sooner. Outplacement costs incurred in connection with this paragraph 12 will be borne by the Company, but will not include costs of travel to/from the outplacement firm or in connection with job interviews, etc. In no event will the Company pay Executive cash in lieu of outplacement assistance.

13.Confidentiality. In exchange for the consideration provided by the Company in this Agreement and for Executive’s continued employment and exposure to confidential information at the Company, Executive agrees to hold in strict confidence and not to use or disclose to any other person any confidential or proprietary information of the Company, including, without limitation, trade secrets, formulas for Company products, production techniques or processes or methods and apparatus for producing any products of the Company, or other non-public information relating to the business, research and development, employees and/or customers of the Company and its subsidiaries and affiliates, except to the extent required by law, or with the written consent of the Company. The prohibitions in this paragraph 13 shall (a) be perpetual for any confidential information that is a trade secret, or for so long as the information remains a trade secret under applicable law, and (b) last for fifteen years for all other confidential information. Executive will, immediately on termination, deliver to the Company all files containing data, correspondence, books, notes, and other written, graphic or computer records and return any samples or other materials under Executive’s control relating to the Company or its subsidiaries or affiliates, regardless of the media in which they are embodied or contained and delete any such information under Executive’s control. The U.S. Defend Trade Secrets Act of 2016 (the “DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
14.Agreement Not To Compete. In exchange for the consideration provided by the Company in this Agreement as well as Executive’s continued employment and exposure to confidential information at the Company, Executive agrees not to, directly or indirectly, for a period of one year following Executive’s termination of employment: (a) engage in, consult, manage or participate in any business that is involved in research or development activities or in the manufacturing or sale of any product or service which competes with the Company’s Business within the Restricted Territory, except with the written consent of the Company or (b) promote or assist financially or otherwise, any person, firm, association, partnership, corporation, or other entity engaged in any business which competes with the Company’s Business within the Restricted Territory. While employed by the Company, Executive shall also be subject to the obligations set forth in (a) and (b) above, on a worldwide basis. In accordance with paragraphs 1, 2 and 4 of this Agreement, upon resignation or termination, Executive agrees to execute a separate Release Agreement in a form acceptable to the Company to memorialize this Agreement and understands that the failure to do so will not alter the survival of Executive’s non-competition obligation but will render Executive ineligible for any severance pay or other benefits, whether set forth in this Agreement or otherwise.
15.Agreement Not To Solicit Employees. In exchange for the consideration provided by the Company in this Agreement as well as Executive’s continued employment and exposure to confidential information and employees of the Company, Executive shall not directly or indirectly solicit, induce, recruit, or encourage any of the Company's employees or former employees of the Company who were employed or retained by the Company at any time during the 12-month period prior to termination of Executive’s employment to leave their employment, both while employed by the Company and for a period of one year following Executive’s termination or resignation from employment.

16.Agreement Not To Solicit Customers, Business or Suppliers. In exchange for the consideration provided by the Company in this Agreement as well as Executive’s continued employment and exposure to confidential information, while employed by the Company and for a period of one year following Executive’s termination or resignation from employment, Executive shall not directly or indirectly solicit, divert or take away, or attempt to solicit, divert or take away, any customers, business, vendors, or suppliers of the Company upon whom Executive called, serviced, or solicited, or with whom Executive became acquainted, or about which Executive had access to confidential information as a result of Executive’s employment with the Company within the Restricted Territory.
17.Communication of Contents of Agreement. For a period of one year following Executive’s termination of employment, Executive shall communicate the contents of paragraphs 14, 15, and 16 of this Agreement to any person, firm, association, partnership, corporation, or other entity that Executive intends to be employed by, associated with, or represent.
18.Discoveries and Inventions; Work Made for Hire. During the period of Executive’s employment and for a period of one year thereafter, Executive agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design (each, an “Invention”) that (a) relates to the Company’s Business, (b) relates to the Company’s actual or demonstrably anticipated research or development or (c) results from any work performed by Executive for the Company, Executive shall assign, and does hereby assign, to the Company the entire right, title and interest in and to any such Invention. In order to determine the rights of Executive and the Company in any Invention, and to help ensure the protection of the same, Executive agrees that during Executive’s employment, and for one year after termination of Executive’s employment, Executive will disclose immediately and fully to the Company any Invention conceived, made or developed by Executive solely or jointly with others. The Company agrees to keep any such disclosures confidential.
19.No Disparagement. Executive shall not, at any time during or within two years following Executive’s termination or resignation from employment: (a) make any public disclosures or publish any articles or books about the Company, its business or any Company officer or employee, or grant an interview to any representative of the public media, without the prior written consent of the General Counsel, or (b) publish any statement or make any disclosure about the Company, its business or any Company officer or employee that is disparaging, derogatory or otherwise casts a bad light on the Company, its business or any Company officer or employee. The Company will likewise refrain from disparaging Executive.
20.Employment Relationship. This Agreement reflects the circumstances under which Executive may become entitled to certain severance pay and benefits, and does not alter the employment relationship. Executive may elect to terminate the employment relationship with the Company, with or without Cause or notice, and the Company may do the same.
21.Release and Indemnity. In the event of Executive’s termination under circumstances described in paragraphs 1 or 2 of this Agreement, the Company agrees to indemnify Executive in accordance with its then current policies or practices for active employees for any claims made against Executive by third parties arising out of the proper performance of Executive’s duties as an employee of the Company. In exchange for the consideration provided by the Company in this Agreement, together with the Company’s indemnity, Executive agrees to release and discharge the Company, and its subsidiaries, affiliates, officers, directors, employees and agents (the “Released Persons”) from any claim that Executive may then or thereafter have against the Company or such Released Persons (excluding any claim for the compensation, benefits and privileges described herein) arising out of or in connection with Executive’s employment or termination of employment by the Company or any of its subsidiaries or affiliates. Executive agrees to execute and not revoke a separate Release Agreement in a form acceptable to the Company to memorialize these mutual agreements and understands that the failure to do so will render Executive ineligible for any severance pay or benefits, whether set forth in this Agreement or otherwise. Executive will be given twenty-one days to execute the separate Release Agreement, and a seven-day revocation period following the date of execution (and any installment payment to be made under paragraph 1 or 2 immediately following Executive’s termination of employment shall be made on the 60th day following Executive’s termination or employment and will include any amounts that were not paid following the termination date because Executive had not yet executed the Release Agreement). Moreover, in the event the combined consideration and revocation periods extend beyond the end of a calendar year, payments to Executive will not commence until the following year, regardless of how quickly Executive might execute and return said Release Agreement.
22.Adequacy.
a)Executive acknowledges and agrees that the restrictions contained in this Agreement are necessary to protect the legitimate interests of the Company, and impose no undue hardship on Executive and Executive further acknowledges and agrees the compensation provided hereunder as being adequate. Executive acknowledges and agrees that a breach or threatened breach of any of the provisions of this Agreement will result in irreparable injury to the Company and that remedies at law are inadequate, and the Company may seek the issuance of a restraining order, preliminary restraining order or injunction which arises or results from, or relates to, directly or indirectly, any violation of this Agreement. Additionally, the Company may proceed at law to obtain such other relief as may be available.
b)Notwithstanding anything to the contrary in this Agreement (or in any other agreement, contract or arrangement with the Company or its subsidiaries or affiliates, or in any policy, procedure or practice of the Company or its subsidiaries or affiliates (collectively, the “Arrangements”)): (i) nothing in the Arrangements or otherwise limits Executive’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, the Dodd-Frank Wall Street Reform and Consumer Protection Act or the Sarbanes-Oxley Act of 2002); and (ii) nothing in the Arrangements or otherwise prevents Executive from, without prior notice to the Company, providing information (including documents) to governmental authorities or agencies regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities or agencies regarding possible legal violations (for purpose of clarification, Executive is not prohibited from providing information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended). The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.
23.Severability. Whenever possible each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term, or the remaining provisions or terms of this Agreement. The parties recognize it is also to their mutual benefit to make certain conforming legal changes, such as those required by Section 409A, in accordance with paragraph 24 of this Agreement.
24.Modification and Waiver of Breach. No waiver or modification of this Agreement shall be binding unless it is in writing, signed by the parties hereto. No waiver of a breach hereof shall be deemed to constitute a waiver of a further breach, whether of a similar or dissimilar nature.

25.Assignment. This Agreement shall be binding upon and inure to the benefit of any successors of the Company. As used herein, “successors” shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of the Company. Executive's agrees that the Company may assign or transfer its rights hereunder pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive, without the Company's prior written consent, other than Executive’s rights to compensation and benefits, which may be transferred only by will or operation of law; provided, however that Executive shall be entitled, to the extent permitted under applicable law or relevant plans, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of Executive’s incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary or beneficiaries, estate or other legal representative.
26.Notice. Any written notice to be given hereunder to Executive may be delivered to Executive personally or shall be deemed to have been given upon deposit thereof in the U.S. mail, certified mail, postage prepaid, and addressed to Executive at the address as it shall appear on the records of the Company.
27.Construction of Agreement. This Agreement is made and entered into in the State of Ohio and shall be construed under the laws of Ohio.
28.Section 409A. This Agreement is intended to comply with the requirements of Section 409A, and shall be interpreted and construed consistently with such intent. Each payment hereunder shall be considered a separate payment, and payments to Executive under this Agreement are made pursuant to a “Separation from Service” as defined under Section 409A. The payments to Executive pursuant to this Agreement are intended to be exempt from Section 409A to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury Regulation §1.409A-1(b)(4). In the event the terms of this Agreement would subject Executive to 409A Penalties, the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement.
29.Counterparts. This Agreement may be executed in separate counterparts (including facsimile, email and other electronically transmitted counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
30.Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to Executive’s severance pay, benefits and privileges in the event of a termination of Executive’s employment with the Company, superseding all negotiations, prior discussions and agreements, written or oral, concerning said severance arrangements. This Agreement may not be amended except in writing by the parties hereto. Notwithstanding the foregoing, the restrictive covenants herein do not supersede the restrictive covenants found in other types of agreements between the Company and Executive, which may be separately enforceable in accordance with their terms.

[Signatures on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OWENS CORNING

    By:
                            Brian D. Chambers
    Board Chair and Chief Executive Officer

    Agreed to and accepted:

                            «FirstName» «MI» «LastName»
Date: ____________________

Appendix A

Change in Control Definition

“Change in Control” means:
(i)the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, of more than 50% of either (A) the then outstanding shares of common stock (the “Outstanding Common Stock”) of Owens Corning, a Delaware corporation (the “Company”) or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (2) any acquisition by the Company, (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; provided further, that for purposes of clause (2), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of more than 50% of the Outstanding Common Stock or more than 50% of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;
(ii)individuals who, as of the beginning of any consecutive 2-year period constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board of Directors; provided that any individual who subsequently becomes a director of the Company and whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board of Directors of the Company for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board of Directors of the Company shall not be deemed a member of the Incumbent Board;
(iii)the consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (A) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (B) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, more than 50% of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or
(iv)the consummation of a plan of complete liquidation or dissolution of the Company.
2